UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material pursuant to §240.14a-12

SANDY SPRING BANCORP, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

On April 17, 2023, Sandy Spring Bancorp, Inc. distributed the following message to all employees.

PLEASE VOTE YOUR SANDY SPRING SHARES!

Many of us own shares of Sandy Spring stock through the Bank’s 401(k) plan and/or Employee Stock Purchase Plan, or through shares we’ve received as compensation. As owners of the company, we have the right to vote on the election of directors and other matters at our annual meeting of shareholders to be held on May 24, 2023.

The company’s 2023 proxy statement contains details about the items of business up for vote this year, as well as information related to our directors, corporate governance and executive compensation. You can view the proxy statement online at www.envisionreports.com/sasr.

This year, in addition to electing directors and approving our auditors, shareholders are being asked to modernize our corporate governance through updates to our Articles of Incorporation that will provide for the annual election of all directors and make it easier for shareholders to approve future changes to our Articles of Incorporation.

Your participation is critically important – and it takes just a few minutes to vote.

If you are a Sandy Spring shareholder, the company has mailed you its proxy statement and proxy card, which includes instructions on how to vote electronically. If you own shares through multiple accounts, you should receive a separate proxy card for each account. Please vote all proxy cards that you receive. If you have elected to receive proxy materials electronically, please check your junk folder if you do not find the email in your inbox.

To ensure your vote is counted, please vote as soon as possible.

Thank you for your support!
Dan